Exhibit 99.1

VCI BIOFUELS GROUP SIGNS DEFINITIVE MERGER AGREEMENT WITH INTERNATIONAL MEDIA ACQUISITION CORP. TO PUBLICLY LIST ON THE NASDAQ

New York, April 9, 2025 – The Vietnamese ethanol production company, Vietnam Biofuels Development Joint Stock Company and its affiliates (together, “Vietnam Biofuels” or “VNB”), VCI Holdings Limited (“VCI” and together with VNB, the “VCI Biofuels Group”) and International Media Acquisition Corp. (OTC: IMAQ) (“IMAQ”) are pleased to announce today that they have entered into a definitive merger agreement (the transactions contemplated thereunder, the “Transaction”). Vietnam Biofuels is a manufacturer of bio-ethanol in Vietnam and specializes in producing ethanol products with a focus on fuel ethanol. As a result of the Transaction, the combined company is expected to be renamed VI Energy and the combined entity is expected to be publicly listed on the NASDAQ.

VCI Biofuels Group Highlights

VCI Biofuels Group is a seasoned operator in the biofuel manufacturing industry in Vietnam, producing fuel ethanol, solvent alcohol, and food alcohol. Established in 2014, VCI Biofuels Group has established a track record in environmental management, recycling, and biofuel processing. Upon closing, the Transaction will position VCI Biofuels Group to further expand its business and execute on its growth strategy.

IMAQ management believes that VCI Biofuels Group is well-positioned to capitalize on the demand for biofuel locally in Vietnam and internationally. IMAQ management believes that VCI Biofuels Group’s established bio-ethanol factory combined with the Vietnamese government's mandate for ethanol blending in gasoline, potentially presents a compelling opportunity for significant growth.

Transaction Overview

The Transaction values VCI Biofuels Group at an implied enterprise value of $1 billion. The Board of Directors of VNB, VCI and IMAQ have unanimously approved the proposed Transaction, subject to, among other things, regulatory approvals, the approval by IMAQ’s stockholders of the Transaction and satisfaction or waiver of other customary closing conditions.

This strategic merger is designed to provide the VCI Biofuels Group with access to capital markets, support its growth strategy and further strengthen its position in the sector.

Navin Sidhu, VCI Biofuels Group CEO, stated, “With the merger we intend to grow our production capacity and continue to not only be a leader in Vietnam’s biofuel and ethanol industry, but Asia’s. Upon completion and with adequate funding, we plan to immediately implement one of our post-merger strategies by tapping into the profitable and currently underserved market for sustainable aviation fuel, which is expected to reach $325 billion by 2030.

With access to the dynamic US capital markets and the multitude of financing options it brings, we believe that the group will be in a very strong and enviable position to expand organically while leveraging on acquisition growth that could add tremendous value for shareholders and all stakeholders alike.”

Yu-Fang Chiu, Chairperson, CEO and CFO of IMAQ, commented, “Finding the right partner is never easy—whether in life or in business. Over the course of three years, IMAQ has evaluated numerous companies, and we are pleased to announce that we have chosen the “one”. We believe that the VCI Biofuels Group is well positioned in the renewable energy sector, with a track record of a decade in Vietnam’s biofuel and ethanol market. By entering into this merger agreement, we aim to provide VCI Biofuels Group with the tools and access to the capital markets they need to continue executing their plans in the near future. We believe this merger offers a compelling opportunity for our investors to become part of an exciting company that creates value for stakeholders.”

Advisors

Loeb & Loeb LLP, Ogier and DaHui Lawyers are serving as legal advisors to International Media Acquisition Corp.

Additional information about the proposed Transaction, including a copy of the merger agreement, will be available on a Current Report on Form 8-K, to be filed by International Media Acquisition Corp. with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. In connection with the proposed Transaction, the parties intend to jointly file a registration statement, which will include a proxy statement and a prospectus, with the SEC.

About VCI Biofuels Group

VCI Biofuels Group is an innovative chemicals and ethanol producer with a focus on advanced efficient recovery methods. Its corporate headquarters are located in Vietnam. Established in 2014, VCI Biofuels Group has developed a track record in environmental management, recycling, and biofuel processing. Over the last decade, the company has consistently pursued its mission “For a Sustainable Common Roof”, striving to become a leading enterprise in the field of biofuels and contributing to the new economic development in Vietnam.

About International Media Acquisition Corp.

International Media Acquisition Corp. (“IMAQ”) is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes “forward-looking statements” which may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated equity value of the combined company, Vietnam Biofuels Group’s ability to scale and grow its business, the advantages and expected growth of the combined company, the combined company’s ability to source and retain talent, the cash position of the combined company following closing of the Transaction, IMAQ’s and Vietnam Biofuels Group’s ability to consummate the Transaction, and expectations related to the terms and timing of the Transaction, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of IMAQ’s and Vietnam Biofuels Group’s respective management and are not predictions of actual performance.

Any forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of IMAQ and Vietnam Biofuels Group. These forward-looking statements are subject to a number of risks and uncertainties, including the inability of IMAQ and Vietnam Biofuels Group to successfully or timely consummate the proposed Transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction or approval of the shareholders of IMAQ or Vietnam Biofuels Group; failure to realize the anticipated benefits of the proposed Transaction; risks relating to the combined company’s sources of cash and cash resources; risks relating to Vietnam Biofuels Group’s business; risks relating to IMAQ’s and the combined company’s vulnerability to security breaches; risks relating to the combined company’s ability to manage future growth; the effects of competition on the combined company’s future business; the amount of redemption requests made by IMAQ’s public stockholders; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries involving the parties to the Transaction; the impact of the COVID-19 pandemic or infectious diseases on the combined company’s business and the global economy; and those factors discussed in IMAQ’s final prospectus related to its initial public offering dated July 28, 2021, under the heading “Risk Factors,” in IMAQ’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 under the heading “Risk Factors” filed with the SEC on August 8, 2024 and other documents filed, or to be filed, by IMAQ with the SEC. If any of these risks materializes or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither IMAQ nor Vietnam Biofuels Group presently knows or that IMAQ and Vietnam Biofuels Group currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect IMAQ’s and Vietnam Biofuels Group’s expectations, plans or forecasts of future events and views as of the date of this press release. IMAQ and Vietnam Biofuels Group anticipate that subsequent events and developments will cause IMAQ’s and Vietnam Biofuels Group’s assessments to change. However, while IMAQ and Vietnam Biofuels Group may elect to update these forward-looking statements at some point in the future, IMAQ and Vietnam Biofuels Group specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing IMAQ’s and Vietnam Biofuels Group’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information About the Proposed Transaction and Where to Find It

The proposed Transaction will be submitted to shareholders of IMAQ for their consideration and approval. International Media Mini Acquisition Corp, a to-be-formed wholly owned subsidiary of IMAQ (“Purchaser”), and VCI intend to jointly file a registration statement (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to IMAQ’s shareholders in connection with IMAQ’s solicitation for proxies for the vote by IMAQ’s shareholders in connection with the proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of the securities to be issued to Vietnam Biofuels Group’s shareholders in connection with the completion of the proposed Transaction. After the Registration Statement is filed and declared effective, IMAQ will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Transaction. IMAQ’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with IMAQ’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Transaction, because these documents will contain important information about IMAQ, VCI Biofuels Group and the proposed Transaction. Shareholders may also obtain a copy of the preliminary and definitive proxy statements and the prospectus, once available, as well as other documents filed with the SEC regarding the proposed Transaction and other documents filed with the SEC by IMAQ, without charge, at the SEC’s website located at www.sec.gov or by directing a request to IMAQ.

Participants in the Solicitation

IMAQ, VCI Biofuels Group, and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from IMAQ’s shareholders in connection with the proposed Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of IMAQ’S shareholders in connection with the proposed Transaction will be set forth in the proxy statement/prospectus to be filed with the SEC in connection with the Transaction. You can find more information about IMAQ’s directors and executive officers in IMAQ’s definitive proxy statement related to its Annual General Meeting dated December 9, 2024 and IMAQ’s Current Report on Form 8-K dated March 14, 2025. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Media enquiries: edwin.r@vcicap.com

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